Exhibit 99.1

Contact:
Susan Ferris
Investor Relations
650-266-3200

Cell Genesys Announces Fourth Quarter and Year-End 2008 Financial Results

The Company Ended 2008 with $86.1 Million in Cash, Cash Equivalents and Short-Term Investments

SOUTH SAN FRANCISCO, Calif., March 9, 2009 — Cell Genesys, Inc. (NASDAQ: CEGE) today reported financial results for the fourth quarter and full year ended December 31, 2008. The company reported a net loss of $13.3 million ($0.15 per fully diluted share), for the fourth quarter of 2008, compared to a net loss of $33.4 million ($0.43 per fully diluted share) for the corresponding period in 2007. The net loss for the year ended December 31, 2008 was $47.0 million ($0.56 per fully diluted share), compared to a net loss of $99.3 million ($1.39 per fully diluted share) for the year ended December 31, 2007.

During the fourth quarter of 2008, the Company ended further development of GVAX immunotherapy for prostate cancer and implemented a substantial restructuring plan that resulted in the reduction of the Company’s 290 person staff by approximately 80 percent as of December 31, 2008, and by approximately 90 percent total as of the date of this announcement. Twenty-one employees remain. The Company anticipates further reductions in the first half of 2009 as additional activities are phased out. In connection with this restructuring, the Company terminated its lease for its facility in South San Francisco, California, and temporarily relocated its corporate headquarters to Hayward, California. The Company paid the South San Francisco facility landlord a lease termination fee of $14.7 million in December 2008. The Company would have been obligated to make lease payments of approximately $86 million through the lease expiration in 2018 if it had not terminated this lease. As a result, the Company recorded a restructuring charge of $13.8 million in the fourth quarter of 2008 for expenses related to the restructuring, including $14.3 million for workforce reduction costs, $0.1 million of non-cash stock-based compensation expense, and $14.1 million for lease termination costs, expenses which were offset by a $14.7 million gain from the termination of a capital lease.

Due to the termination of the Company’s collaborative agreement with Takeda Pharmaceutical Company Limited for GVAX immunotherapy for prostate cancer in December 2008, all deliverables under this agreement were cancelled. As a result, during the fourth quarter of 2008, the Company recognized as revenue the remaining balance of deferred revenue of $40.9 million of the $50 million upfront non-refundable payment received from Takeda in April 2008. For the full year 2008, the Company recognized as revenue the full $50 million of this upfront payment. Additionally, the Company recognized $6.5 million and $30.4 million, during the fourth quarter and full year ended December 31, 2008, respectively, in revenue from Takeda related to the external development costs associated with the now terminated Phase 3 clinical development of GVAX immunotherapy for prostate cancer.

In October and December 2008, the Company repurchased an aggregate of approximately $74.1 million principal amount of its 3.125% Convertible Senior Notes due in 2011, or notes, at an overall discount of approximately 60 percent from face value for aggregate consideration of approximately $29.6 million in cash, plus accrued but unpaid interest. This early retirement of debt resulted in a net gain of approximately $42.7 million after deducting transaction costs of approximately $0.8 million and $1.1 million of unamortized debt issuance costs related to the repurchased notes. In January 2009, the Company repurchased an additional aggregate of $2.6 million face value of its notes, at an overall discount of approximately 60 percent from face value in a series of privately negotiated transactions with institutional holders of the notes, for aggregate consideration of $1.0 million in cash, plus accrued but unpaid interest. As of the date of this press release, $68.3 million aggregate principal amount remained outstanding.

In May 2008, the Company issued warrants as part of a registered direct offering, which was classified as a derivative liability pursuant to Statement of Financial Accounting Standards No. 133 and No. 150 requiring the Company to record the fair value of the warrants as a derivative liability and adjusted to fair value at each financial reporting date thereafter. The fair value of the warrant liability at December 31, 2008 was $0.6 million which was $11.5 million lower than its fair value at the date of issuance. This difference resulted in a non-cash gain of $0.8 million and $11.5 million for the fourth quarter and full year ended December 31, 2008, respectively.

During the fourth quarter of 2008, as a result of ending further development of GVAX immunotherapy for prostate cancer, the Company recorded a $69.5 million impairment charge related to leasehold improvements, equipment and other assets in its South San Francisco, Hayward and Memphis facilities, and a $2.1 million impairment charge related to certain intangible assets and construction in process that were deemed not recoverable as the Company abandoned these projects. For the full year 2008, the Company recorded $71.8 million of impairment charges. In late February 2009, the Company vacated its Hayward facility and relocated its corporate headquarters to 400 Oyster Point Boulevard, Suite 525, South San Francisco, CA.

As of December 31, 2008, the Company had $86.1 million in cash, cash equivalents and short-term investments. The Company currently expects to have approximately $73 million and $69 million in cash, cash equivalents and short-term investments at March 31, 2009 and June 30, 2009, respectively.

The Company continues to explore strategic alternatives, including merger with or acquisition by another company, further restructuring, allocation of its resources toward other biopharmaceutical product areas, and sale of the Company’s assets and liquidation of the Company. The Company has engaged Lazard in connection with the evaluation of strategic alternatives. The Company cannot predict whether it will be able to identify strategic transactions on a timely basis or at all and anticipates that any such transaction would be time-consuming.

Recent Highlights

•	Announced in February 2009 final results from VITAL-1, the Company’s recently terminated Phase 3 clinical trial which compared GVAX immunotherapy for prostate cancer to Taxotere® (docetaxel) chemotherapy plus prednisone and enrolled 626 advanced prostate cancer patients with asymptomatic castrate-resistant metastatic disease. VITAL-1 was terminated in October 2008 based on the results of a futility analysis conducted at the Company’s request by the study’s Independent Data Monitoring Committee (IDMC) which indicated that the trial had less than a 30 percent chance of meeting its predefined primary endpoint of an improvement in overall survival. However, the final Kaplan-Meier survival curves for the two treatment arms suggest a late favorable effect of GVAX immunotherapy on patient survival compared to chemotherapy, with the curve for GVAX patients crossing above the chemotherapy curve at approximately the same time median survival was reached in both treatment arms (21 months). Additionally, the data suggest that patients with Halabi predicted survival (HPS) greater than or equal to 18 months may have a more favorable response to the immunotherapy. Treatment with GVAX immunotherapy was generally well-tolerated and had a very favorable side-effect profile compared to Taxotere chemotherapy particularly with respect to a lower frequency of grade 3 or higher toxicity of nine percent versus 43 percent. These results were presented at the American Society of Clinical Oncology’s Genitourinary Cancer Symposium on February 27, 2009.

•	Announced in February 2009 final results from VITAL-2, the Company’s second Phase 3 clinical trial of GVAX immunotherapy for prostate cancer used in combination with Taxotere. VITAL-2, which compared GVAX immunotherapy for prostate cancer in combination with Taxotere to Taxotere plus prednisone and enrolled 408 patients with symptomatic castrate-resistant metastatic prostate cancer, was prematurely terminated in August 2008 following the recommendation of the trial’s IDMC, which in a routine safety meeting, observed an imbalance in deaths between the two treatment arms of the study. Updated analyses show no significant toxicities in the GVAX plus Taxotere arm that could explain the imbalance in deaths. Eighty-five percent of deaths were reported as due to prostate cancer in both arms, and there was no trend in the causes of death in the remaining patients. These observations are consistent with the hypothesis that the decision to omit concomitant prednisone in the GVAX immunotherapy treatment arm to avoid the immunosuppressive effects of prednisone may have contributed to an unfavorable outcome compared to the combination of chemotherapy and prednisone. Additionally, further analyses of VITAL-2 have indicated that the imbalance in deaths between the two treatment arms has decreased from 20 deaths as reported at the time of the IDMC’s initial analysis (August 2008) to 9 deaths at the time of the final analysis (December 2008). These results were presented at the ASCO Genitourinary Cancer Symposium on February 26, 2009.

•	On March 6, 2009, the Company entered into agreements to terminate its Hayward manufacturing facility leases. The termination agreements are subject to certain conditions. Subject to fulfillment or waiver of these conditions, the leases will terminate by March 31, 2009. In consideration of the early termination of the leases, the Company will pay the landlords an aggregate amount of $3.6 million and issue one million shares of the Company’s common stock. The Company would be obligated to make lease payments of approximately $27 million through the expiration of the leases in 2017 if the leases are not terminated.

About Cell Genesys, Inc.

Cell Genesys is a biotechnology company that was focused on the development and commercialization of novel biological therapies for patients with cancer. Following the termination of both the VITAL-1 and VITAL-2 Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, the Company’s lead product program, the Company implemented a substantial restructuring plan in October 2008 and is currently evaluating strategic alternatives for the business. Cell Genesys is headquartered in South San Francisco, California. For additional information, please visit the company’s website at www.cellgenesys.com.

Forward-Looking Statement

Statements made herein about the company, other than statements of historical fact, including statements about cash, cash equivalents and short-term investments and related cash forecasts, restructuring plans and estimated restructuring charges, strategic alternatives, repurchases of outstanding indebtedness, lease terminations, current corporate partnerships, anticipated operating results and cash expenditures, and the progress, results, findings and timing of the Company’s clinical trials and preclinical trials are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks and uncertainties associated with the timing of the termination of VITAL-1 and VITAL-2, the timing of the further analyses of VITAL-1 and VITAL-2, the success of clinical trials and research and development programs generally, the regulatory approval process for clinical trials, competitive technologies and products, patents, the occurrence of additional expenses if the Company enters into a strategic transaction, the ability to raise capital, operating expense levels and other risks. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-K, 10-Q, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$47,440	$102	$94,571	$1,380
Operating expenses:
Research and development	13,388	28,457	92,544	106,131
General and administrative	3,310	5,260	17,482	20,401
Impairment of long-lived assets	71,657	—	71,789	—
Restructuring charges	13,798	—	13,798	—

Total operating expenses	102,153	33,717	195,613	126,532

Loss from operations	(54,713)	(33,615)	(101,042)	(125,152)
Other income (expense):
Gain (loss) from sale of property and equipment	(395)	(3)	(401)	1,306
Interest and other income	638	2,919	4,048	9,021
Interest expense	(2,279)	(2,570)	(9,923)	(10,331)
Gain from purchase of convertible senior notes	42,668	—	42,668	—
Gain from revaluation of warrant liability	828	—	11,480	—

Loss before income taxes	(13,253)	(33,269)	(53,170)	(125,156)
Income tax benefit (provision)	(2)	(127)	6,195	25,882

Net loss	$(13,255)	$(33,396)	$(46,975)	$(99,274)

Basic and diluted net loss per common share	$(0.15)	$(0.43)	$(0.56)	$(1.39)

Weighted average shares of common stock outstanding – basic and diluted	86,810	78,297	83,641	71,255

CONSOLIDATED BALANCE SHEET DATA
(in thousands)			December 31,	December 31,
			2008	2007

			(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash			$86,101	$147,306
Receivable from collaborative partner			6,506	—
Prepaid expenses and other current assets			2,740	3,932
Property and equipment, net			1,577	119,011
Unamortized debt issuance costs and other assets			1,049	3,143

Total assets			$97,973	$273,392

Other current liabilities			$5,503	$22,561
Accrued restructuring			4,851	—
Current portion of deferred revenue			—	12,000
Current portion of accrued income taxes			—	4
Warrant liability			633	—
Other liabilities			4,006	3,451
Non-current portion of accrued income taxes			—	6,192
Non-current portion of capital lease obligation			—	46,635
Convertible senior notes			70,867	145,000
Stockholders’ equity			12,113	37,549

Total liabilities and stockholders’ equity			$97,973	$273,392

Note 1. Derived from audited financial statements.